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                                                              EXHIBIT 5



October 3, 1995

Board of Directors
PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, PA 15265

Ms. Green and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-4 (the "Registration Statement") of PNC Bank Corp., a Pennsylvania corporation ("PNC"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 115,000,000 shares of PNC's common stock, par value $5.00 ("PNC Common Stock"), issuable in connection with that certain Agreement and Plan of Reorganization dated as of July 10, 1995, as amended (the "Reorganization Agreement"), among PNC, Midlantic Corporation, a New Jersey corporation ("Midlantic"), and PNC Bancorp, Inc., a Delaware corporation ("Bancorp"), and that certain related Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "Merger Agreement" and together with the Reorganization Agreement, the "Agreements"), between Midlantic and Bancorp and joined in by PNC. Subject to certain conditions, the Agreements provide for the merger (the "Merger") of Midlantic with and into Bancorp.

As Senior Vice President, Deputy General Counsel and Corporate Secretary of PNC, I have participated in the preparation of the Registration Statement, including the prospectus included therein. I have acted as counsel to PNC with respect to the authorization and issuance of the PNC Common Stock covered by the Registration Statement. I have reviewed PNC's Articles of Incorporation and By-laws, each as amended to date, the Registration Statement, the Agreements and the proceedings taken by PNC relating to the Agreements and the Registration Statement, including the resolutions adopted by PNC's Board of Directors with respect thereto. I have also examined such corporate records, certificates and other documents that I have considered necessary or appropriate for the purposes of this opinion.

In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity of originals of all documents submitted to me as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.

For the purposes of this opinion, I have assumed that the shareholders of each of PNC and Midlantic have approved by the requisite vote the Agreements at their respective special meeting of shareholders. I have also assumed that the Registration Statement has been declared effective








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under the Securities Act. In addition, I have assumed: (a) the due authorization and issuance of the outstanding shares of common stock of Midlantic, (b) that the Option Plans (as defined below) and any stock options issued thereunder have been duly authorized on Midlantic's part in accordance with applicable law, (c) the due authorization and issuance of Midlantic's outstanding 8 1/4% Convertible Subordinated Debentures Due 2010 (the "Debentures") including due authorization, execution and delivery of the Indenture dated June 15, 1985, as supplemented January 30, 1987 (the "Indenture"), between Midlantic and Morgan Guaranty Trust Company of New York, as trustee ("Morgan Guaranty"), and (d) the due authorization, execution and delivery of a Supplemental Indenture among PNC, Bancorp and Morgan Guaranty relating to the Merger and the assumption by PNC and Bancorp of Midlantic's obligations under the Debentures and the Indenture (the "Supplemental Indenture").

I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon the foregoing, I am of the opinion that:

(1) Upon the effectiveness of the Merger, the shares of PNC Common Stock, when issued to the shareholders of Midlantic pursuant to, and in accordance with, the terms of the Agreements, will be validly issued, fully paid and nonassessable.

(2) Upon the effectiveness of the Merger, the shares of PNC Common Stock included in the Registration Statement that may be issued to holders of stock options (the "stock options") granted by Midlantic under the Midlantic Incentive and Stock Option Plan (1986), the Midlantic Banks, Inc. Incentive Plan and the Continental Bancorp, Inc. 1982 Stock Option Plan (collectively, the "Option Plans") and to be assumed by PNC pursuant to Paragraph 6 of Article V of the Merger Agreement, upon issuance in accordance with the terms of the Option Plans for lawful consideration, will be validly issued, fully paid and nonassessable.

(3) Upon the effectiveness of the Merger, the shares of PNC Common Stock included in the Registration Statement that may be issued to holders of Debentures, upon issuance in accordance with the terms of the Debentures and the Indenture, as supplemented by the Supplemental Indenture, will be validly issued, fully paid and nonassessable.

I hereby consent in the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ WILLIAM F. STROME
-------------------------
William F. Strome
Senior Vice President, Deputy General
 Counsel and Corporate Secretary